EXHIBIT 10.3

AMENDED AND RESTATED EXECUTIVE SEVERANCE BENEFITS AGREEMENT
This AMENDED AND RESTATED EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is entered into effective as of this [ ˜ ] day of [ ˜ ], 2018 (the “Effective Date”), between [ ˜ ] (“Executive”) and MELLANOX TECHNOLOGIES, LTD. (the “Company”). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events and supersedes in its entirety any prior Executive Severance Benefits Agreement entered into by and between Executive and the Company (the “Prior Agreement”). Certain capitalized terms used in this Agreement are defined in Article 5.
The Company and Executive hereby agree as follows:
ARTICLE 1.
SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT
1.1    Position and Duties. Executive is currently employed by the Company as [ ˜ ]. Executive reports directly to the [ ˜ ] of the Company.
1.2    Restrictions. Without limiting Executive's obligations pursuant to the Employment Agreement between Executive and the Company, during Executive’s employment by the Company, Executive agrees to the best of Executive’s ability and experience that Executive will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive as [ ˜ ] or any other position Executive is assigned. During the term of Executive’s employment, Executive further agrees that Executive will devote all of Executive’s business time and attention to the business of the Company, the Company shall be entitled to all of the benefits and profits arising from or incident to all such work, services and advice, Executive shall not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and Executive shall not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement shall prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from service on boards of charitable organizations or otherwise participating in civic, charitable or fraternal organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.
1.3    Employee Proprietary Information and Inventions Agreement. Executive acknowledges that Executive has previously executed and delivered to an officer of the Company the Company’s Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) and that the Confidentiality Agreement remains in full force and effect.
1.4    Benefits Upon Covered Termination. The Company and Executive wish to set forth the benefits which Executive shall be entitled to receive in the event of a Covered Termination.
1.5    Consideration. The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company, Executive’s continued employment with the Company and full compliance with the provisions of the Employment Agreement and this Agreement, and Executive’s execution of a release in accordance with Section 4.1 hereof.
1.6    Prior Agreement. This Agreement shall supersede any other agreement relating to severance benefits in the event of Executive’s severance from employment, including without limitation, any Prior Agreement.

29829-3982361v1

ARTICLE 2.
SEVERANCE BENEFITS
2.1    Covered Termination Severance Benefits. A Covered Termination of Executive’s employment entitles Executive to receive the benefits set forth in this Section 2.1, subject to Section 4.1.
(a)    Additional Severance Payment. Subject to Executive’s continued compliance with this Agreement including without limitation, Executive’s obligations and undertakings pursuant to Section 1.3 and 3 hereof, and the Employment Agreement, the Company shall pay to Executive, in addition to any rights and entitlements under law and the Executive’s Employment Agreement, an amount equal to the sum of Executive’s Base Salary and Target Bonus, less applicable withholdings, in a cash lump sum as soon as administratively practicable following the date that the Release (as defined below) was executed by Executive.
(b)    Equity Award Acceleration. The vesting and/or exercisability of one-hundred percent (100%) of the unvested shares subject to Executive’s Equity Awards shall be automatically accelerated immediately effective as of the date of the Covered Termination.
2.2    Other Terminations. If Executive’s employment is terminated by the Company for Cause, by Executive other than pursuant to a Constructive Termination or as a result of Executive’s death or disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (a) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (b) all other amounts or benefits to which Executive is entitled under the Employment Agreement (if any) and all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices or applicable law. In addition, subject to the provisions of the Company’s equity compensation plans and the terms of Executive’s Equity Awards, if Executive’s employment is terminated by the Company for Cause, by Executive other than pursuant to a Constructive Termination or as a result of Executive’s death or disability, all vesting of Executive’s unvested Equity Awards previously granted to Executive by the Company shall cease and none of such unvested Equity Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies that may be available to the Company under the circumstances, whether at law or in equity.
2.3    Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Covered Termination.
2.4    Exclusive Remedy. Except as otherwise expressly required by law or as specifically provided herein or in the Executive’s Employment Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination.

ARTICLE 3.
RESTRICTIVE COVENANTS
3.1    Non-Solicitation. In further consideration of the duties and obligations of the Company to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with the Company, Executive has or will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that Executive’s services shall be of special, unique and extraordinary value to the Company; and, therefore, Executive agrees that, during the one-year period commencing on the date of termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, through another person or entity, (i) induce, solicit, encourage or attempt to induce, solicit or encourage any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) induce, solicit or encourage or attempt to induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of the Company and any of its Affiliates to cease doing business with the Company and any of its Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company and any of its Affiliates.
3.2    Modification of Covenants. If, at the time of enforcement of any of the covenants contained in Section 3.1 hereof, a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
ARTICLE 4.

LIMITATIONS AND CONDITIONS ON BENEFITS
4.1    Release Prior to Payment of Benefits. Upon a Covered Termination, and prior to the payment of any benefits under this Agreement on account of such Covered Termination, Executive shall execute and deliver to the Company an effective general release (the “Release”) in the form attached hereto and incorporated herein as Exhibit A, subject to any changes the Company deems necessary or appropriate to reflect applicable law. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Confidentiality Agreement. In the event Executive does not execute and deliver such Release within thirty (30) days following the Covered Termination, no benefits shall be payable under this Agreement.
4.2    Termination of Benefits. Benefits under this Agreement shall terminate immediately if Executive, at any time, violates any proprietary information or confidentiality obligation to the Company or any other restrictive covenant, including, without limitation, the Confidentiality Agreement and any non-solicitation obligation to the Company pursuant to Section 3.1 above or otherwise.

ARTICLE 5.

DEFINITIONS
For purposes of the Agreement, the following terms are defined as follows:
5.1    “Base Salary” means Executive’s annual salary (that is the base salary and where applicable together with the Overtime Payment, with no fringe benefits whatsoever) as in effect during the last regularly scheduled payroll period immediately preceding a Covered Termination but excluding any reduction of base salary giving rise to Constructive Termination hereunder.
5.2     “Board” means the Board of Directors of the Company.
5.3    “Cause” means that, in the reasonable determination of the Chief Executive Officer of the Company, Executive:
(a)    has committed an act of fraud or embezzlement or has intentionally committed some other illegal act that has a material adverse impact on the Company or any successor or parent or subsidiary thereof;
(b)    has been convicted of, or entered a plea of “guilty” or “no contest” to, a felony which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company;
(c)    has made any unauthorized use or disclosure of confidential information or trade secrets of the Company or any successor or parent or subsidiary thereof that has a material adverse impact on any such entity;
(d)    has committed any other intentional misconduct that has a material adverse impact on the Company or any successor or parent or subsidiary thereof; or
(e)    has intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom Executive reports, provided such direction is not materially inconsistent with Executive’s customary duties and responsibilities.
5.4    “Change of Control” means and includes each of the following:
(a)    A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed under the laws of any applicable jurisdiction) whereby any person or related group of persons (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Subsections (a) or (c) hereof) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:
(i)    Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Subsection (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d)    The Company’s shareholders approve a liquidation or dissolution of the Company.
The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.
5.5    “Company” means Mellanox Technologies, Ltd., company organized under the laws of the State of Israel, or, following a Change of Control, the surviving entity resulting from such transaction.
5.6    “Constructive Termination” means that Executive voluntarily terminates Executive’s employment with the Company after any of the following are undertaken without Executive’s express written consent:
(a)    the removal of or a material reduction in the nature or scope of Executive’s responsibilities, or the assignment to Executive of duties that are materially inconsistent with Executive’s position other than a change in reporting relationship;
(b)    a change in Executive’s direct reporting relationship so that Executive no longer reports directly to the person indicated in Section 1.1 or an individual at a substantially similar or higher level;
(c)    a material reduction in Executive’s base salary or target annual bonus, unless the base salaries or target annual bonus, as applicable, of all other executives are similarly reduced; or
(d)    a relocation of Executive’s place of employment that increases Executive’s one-way commute by more than thirty (30) miles from such Executive’s place of employment as of immediately prior to such relocation. The termination of Executive’s employment as a result of Executive’s death or disability shall not be deemed to be a Constructive Termination.
Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the event or condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Company within ninety (90) days of the first occurrence of such event or condition and such resignation is effective within thirty (30) days following the end of such notice period.

5.7    “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination, in each case, which occurs within 12 months following a Change of Control.
5.8    “Employment Agreement” means that employment agreement dated [ ] by and between the Company and Executive.
5.9    “Equity Awards” means all options to purchase ordinary shares, awards of restricted ordinary shares and such other awards granted pursuant to the Company’s option and other equity incentive award plans or agreements.
5.10     “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability shall not be deemed to be an Involuntary Termination Without Cause.
5.11    “Target Bonus” means Executive’s target annual bonus for the year in which a Covered Termination occurs or, in the event a target annual bonus has not been established for Executive for such year, the average of the three most recent annual bonuses paid to Executive as of the date of the Covered Termination.
ARTICLE 6.
GENERAL PROVISIONS
6.1    Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (a) to retain Executive as an employee, (b) to change the status of Executive as an at-will employee (subject to applicable law), or (c) to change the Company’s policies regarding termination of employment.
6.2    Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.
6.3    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
6.4    Waiver. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
6.5    Complete Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to severance benefits to Executive in the event of employment termination, including without limitation, any Prior Agreement. It is entered into without reliance on any promise or representation other than those expressly contained herein. Notwithstanding anything herein to the contrary, this Agreement shall not supersede the Employment Agreement or any indemnification agreement between Executive and the Company.
6.6    Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.
6.7    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
6.8    Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
6.9    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.
6.10    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Israel, without regard to its conflict of laws rules. Any legal proceeding arising out of, or relating to this Agreement will be instituted in a court in Israel, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
6.11    Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or regulation or to their respective advisors (e.g., attorneys, accountants).
6.12    Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.
(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

Mellanox Technologies, Ltd.	[NAME OF EXECUTIVE]
By:
Name:
Title:

Exhibit A: Release

[Signature Page To Executive Severance Benefits Agreement]

EXHIBIT A
RELEASE
Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Severance Benefits Agreement (the “Agreement”), which I have executed and of which this Release is a part.
I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.
I also hereby confirm that of the date hereof, I have received all amounts and/or entitlements to which I am due as a result of or in connection with my employment with the Company and its termination including, without limitation, with respect to salary, wages, back wages, contributions of all kind (including to Managers' Insurance Policy or Pension Fund, (*) and Education Fund (**)), severance pay, Additional Severance Payment, annual vacation, redemption of annual vacation, overtime pay, travel allowance, car, recreation pay (***), sick pay, commissions, incentives, bonuses, options, stock, warranties, benefit plans or programs ,notice period or payment in lieu of notice, deferred compensation payments, expenses, benefits, and reimbursement of any kind and any other payment or benefits or rights whatsoever in connection or arising out of my employment with the Company or termination of my employment or that otherwise might be owed to me by the Company.
In accordance with the termination of my employment at the Company I am entitled to all sums as described in the List of Final Payments, attached to this letter, and the release letters. I accept the payments and the rights described in the List of Final Payments as full, complete and unconditional payment, settlement and satisfaction of any and all obligations of the Company arising out of my employment or the termination of my employment, or that otherwise might be owed to me by the Company.
Upon completion by the Company of the payments and provision of the release letters, all as listed in the attached “List of Final Payments” in connection with my employment with the Company and/or the termination of such employment, neither myself, nor anyone on my behalf, has or will have any claim, demand and/or cause of action, including with respect to my dismissal and/or entitlement to severance pay, whether or not now known, suspected or claimed, which I have ever had, now have, or may claim to have against the Company and/or its affiliates (whether directly or indirectly) pursuant to the Employment Agreement and/or any applicable law or otherwise against Company and/or its parent company, and/or its affiliates and/or anyone on its behalf, including directors, officers, employees, agents, partners, investors, predecessors, successors, heirs, assigns, directors, employees or shareholders or any of their representatives of successors or affiliated corporations or organizations, whether previously or hereinafter affiliated in any manner. Without derogating in any way from the above, I acknowledge that this Release is a “Settlement and Acknowledgement of Discharge” as defined in Section 29 of the Severance Pay Law, 5723 — 1963.
I acknowledge that all of the payments referred to hereunder (including in the Agreement and in the List of Final Payments) are gross amounts and shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

I acknowledge and agree that the payments and entitlements specified in and the attached “List of Final Payments" are the sole consideration to which I am entitled from the Company (subject to the contingencies set forth in such documents) and that there is no further obligation, financial or otherwise, owing to me by the Company.

* [  ]
** [  ]
*** [  ]

Exhibit A-1

I hereby confirm that I shall continue to comply with the obligations under the Confidentiality Agreement executed by me and the Company and appended to my employment agreement and other undertakings that by their nature survive my employment with the Company. Without limiting the generality of the foregoing, I undertake to maintain the terms of this Release in strict confidence.

I expressly waive any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release. I make this waiver with full knowledge of my and with specific intent to release both my known and unknown claims. I understand and acknowledge the significance and consequence of this Release and expressly agrees that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action specified herein.
Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, with respect to salary, wages, back wages, contributions to managers insurance (*) and education fund (**), severance pay, annual vacation, overtime pay, travel allowance, recreation pay (***), sick pay, commissions, incentives, bonuses, options, notice period or payment in lieu of notice, deferred compensation payments, expenses, benefits, and reimbursement of any kind and any other payment or benefits or rights whatsoever in connection with my employment with the Company or termination of my employment or that otherwise might be owed to me by the Company; claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury; claims pursuant to any federal, state or local law or cause of action including tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from (i) the payments and benefits under Section 2 of my Agreement, (ii) to benefits described in the List of Final Payments, (iii) its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law, (iv) to any rights or benefits that may not be waived pursuant to applicable law, including, without limitation, any right to unemployment insurance benefits, or (v) to my right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

Exhibit A-2

I acknowledge that I have read this Release carefully and completely understand each of the terms of this Release. I acknowledge that the undertakings contained in this Release are irrevocable and the Company and its representatives and successors are relying upon my undertakings. I declare that I am fully aware of my rights under law and that this waiver is signed by me upon my own free will after I was given the opportunity to receive any and all explanations regarding my rights to my full satisfaction, and to check all my accounts with the Company and after I have examined all my rights against the Company. I further acknowledge that I have been afforded sufficient time to understand the terms and effects of this Release, and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Release.
[NAME OF EXECUTIVE]

Date:

Exhibit A-3

LIST OF FINAL PAYMENTS
On or subsequent to the date of termination of your employment with the Company (the “Termination Date”), the Company shall pay and/or release to you the following:
1.    Last Monthly Salary:
A gross sum for Salary through Termination Date.
2.    Severance Pay: (gross)
Release of all amount accumulated in your managers insurance policy and/or pension fund shall be on account of your statutory severance pay entitlement, and the Company will complete payment of the statutory severance entitlement. [Only in the event that such completion of the statutory severance payment is required]
3.    Vacation Days:
A gross payment for _________accrued and unused vacation days - NIS____________
4.    Recuperation Pay (d’mei havra’ah):
A gross payment for _____ unpaid d’mei havra’ah due as of the Termination Date - NIS __________
5.    Prior Notice of Termination
A gross payment in lieu of prior notice for_______    days, including a payment for social benefits payable thereupon. [If applicable]
6.    Additional Severance Payment
Subject to the terms and conditions of the Agreement - NIS ___________

7.    In addition, the Company shall release the Managers Insurance Policy Pension Fund (severance payment and benefits) and Education Fund (Keren Hishtalmuti) maintained on your behalf by the Company.

Exhibit A-4